                                                                    Exhibit 99.1
                                  Press Release

Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA 19355
USA

                 Orthovita Appoints Antony Koblish as President
                           and Chief Executive Officer

For Immediate Release
April 23, 2002

Contact:   Joseph M. Paiva
           Orthovita, Inc.
           610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Tuesday, April 23, 2002 - Orthovita, Inc. (NASDAQ NM / NASDAQ Europe: VITA), a leading developer of orthopaedic biomaterials, reported today that it has appointed Antony Koblish as its President and Chief Executive Officer to succeed Bruce A. Peacock. David S. Joseph, Orthovita's co-founder, will continue to serve as Chairman of the Company.

Mr. Koblish joined Orthovita in 1999 as Vice President of Worldwide Marketing and more recently served as Senior Vice President of Commercial Operations, the senior operating position in the Company. Prior to joining Orthovita, Mr. Koblish served Director of Marketing and Product Development, Reconstruction Specialty Group by Howmedica, a subsidiary of Stryker Corp., the PMMA market leader for joint implants. Mr. Koblish earned a Bachelor of Science in Mechanical Engineering from Worcester Polytechnic Institute and a Master of Science in Engineering, Mechanical Engineering and Applied Mechanics from the University of Pennsylvania.

According to David S. Joseph, Orthovita's Chairman, "Tony brings significant orthopaedic and spine experience to the CEO position. He has demonstrated the ability to lead commercial operations of the Company and integrate the product development and marketing efforts at Orthovita and is a co-inventor of our RHAKOSS Synthetic Spinal Implant product under development and in clinical trials in Europe. This appointment also demonstrates the depth and breadth of our strong management team as we succeed in creating a succession pathway while continuing to develop and commercialize new products and applications and grow our business in the orthopaedic biomaterials market."

About the Company

Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market. We have applied our technologies to the development of three products, VITOSS(TM) Synthetic Cancellous Bone Void Filler, CORTOSS(TM) Synthetic Cortical Bone Void Filler and RHAKOSS(TM) Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites.

VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS was cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

CORTOSS is a high-strength, bone-bonding, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe. We are also conducting the clinical studies of CORTOSS required for its approval in the U.S.

RHAKOSS is under development as a preformed, injection-molded composite that closely mimics the mechanical characteristics of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS required to obtain approval to sell under a CE Mark in Europe.

This press release contains forward-looking statements regarding our current expectations of future events that involve risks and uncertainties, including without limitations, our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption "Certain Risks Related to Our Business." Further information about these and other relevant risks and uncertainties may be found in the Company's filings with the Commission, all of which are available from the Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.